April 12, 2010

United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Mail Stop 7010
Washington, DC 20549
Attention:   H. Roger Schwall, Assistant Director
         Donald F. Delaney, Staff Attorney

Via EDGAR

Re:	Newfield Exploration Company
Form 10-K for the Fiscal Year Ended December 31, 2009
Filed February 26, 2010
File No. 1-12543

Ladies and Gentlemen:

I am writing to confirm my telephone conversation of April 12, 2010 with Donald Delaney of the Staff of the Securities and Exchange Commission.  On behalf of Newfield Exploration Company (the “Company”), the Company has received the letter, dated March 31, 2010, from the Staff and intends to submit its responses to that letter by April 30, 2010.

                               Very truly yours,

                              /s/BRIAN RICKMERS
                               Brian Rickmers, Corporate Controller

BR/rmp

Newfield Exploration Company  363 N. Sam Houston Pkwy E.  Suite 2020  Houston, Texas 77060  (281) 847-6000  Fax(281) 405-4242